July 19, 2024

USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348

Re:	Opinion of Counsel Relating to the Amended Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by USQ Core Real Estate Fund for our opinion with respect to certain matters relating to the reorganization of PREDEX (the "Target Fund"), and the USQ Core Real Estate Fund (the "Survivor Fund").  We understand that the Survivor Fund is about to file an amended Registration Statement on Form N-14 for the purpose of registering shares of the Survivor Fund under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Survivor Fund of all of the assets of the Target Fund, in exchange solely for shares of the Survivor Fund and the assumption by the Survivor Fund of all the liabilities of the Target Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which was included in the amended Registration Statement on Form N-14.

We have been requested by the Survivor Fund to furnish this opinion as an exhibit to the amended Registration Statement.  All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Survivor Fund's Amended and Restated Agreement and Declaration of Trust; and Bylaws (together "Organizational Documents"), the Survivor Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Survivor Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, it is our opinion that the shares of the Survivor Fund currently being registered, when issued in accordance with the amended Registration Statement, Plan, and Organizational Documents, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Survivor Fund's amended Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Survivor Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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